News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES FIRST QUARTER 2011 RESULTS

•	Net sales of $10.6 billion
•	Earnings from continuing operations of $548 million
•	Earnings per share from continuing operations of $1.55
•	Cash from operations of $1.7 billion
•	2011 outlook for earnings per share and cash from operations increased due to a favorable resolution of certain tax matters

BETHESDA, Md., April 26, 2011 – Lockheed Martin Corporation (NYSE: LMT) today reported first quarter 2011 net sales of $10.6 billion, compared to $10.3 billion in 2010. Earnings from continuing operations for the first quarter of 2011 were $548 million, or $1.55 per diluted share, compared to $519 million, or $1.38 per diluted share in 2010. Cash from operations in the first quarter of 2011 was $1.7 billion, compared to $1.6 billion in 2010.

The first quarter of 2011 included a FAS/CAS pension adjustment of ($231) million, which reduced earnings from continuing operations by ($150) million, or ($0.43) per share. The first quarter of 2010 included a FAS/CAS pension adjustment of ($110) million, or ($0.19) per share, and an unusual tax charge of ($96) million, or ($0.25) per share resulting from legislation that eliminated the tax deduction for benefit costs reimbursed under Medicare Part D, which together reduced earnings from continuing operations by ($168) million, or ($0.44) per share.

“We had a solid operating and financial start to 2011,” said Bob Stevens, Chairman and CEO.  “We focused on executing on our programs while continuing to find affordable solutions, because we and our customers need to make every dollar count. In this new reality shaped by an increasingly complex global security environment and an uncertain economy, we remain committed to providing value to our customers while achieving strong financial results for our shareholders.”

Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS1	1st Quarter
(In millions, except per share data)	2011	2010
Net sales	$10,633	$10,337

Operating profit
Segment operating profit	$1,159	$1,114
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(231)	(110)
Other, net	(76)	(66)
Operating profit	$852	$938
Net earnings (loss) from:
Continuing operations	$548	$519
Discontinued operations2	(18)	14
Net earnings	$530	$533
Diluted earnings (loss) per share:
Continuing operations	$1.55	$1.38
Discontinued operations2	(.05)	.03
Diluted earnings per share	$1.50	$1.41
Cash from operations	$1,684	$1,649

1 As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change (see attachments to the earnings press release).

2 Discontinued operations include the operating results of Pacific Architects and Engineers, Inc. (PAE) for all periods presented, and those of Enterprise Integration Group (EIG) in 2010. The Corporation closed on its sale of PAE in the second quarter on April 4, 2011 and that of EIG on Nov. 22, 2010.

2011 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or unusual items until such transactions have been consummated. See the “Forward-Looking Statements” discussion contained in this press release.

2011 FINANCIAL OUTLOOK 1
($ millions, except per share data)

	Current Update	January 2011

Net sales	$45,750 - $47,250	$45,750 - $47,250

Operating profit:
Segment operating profit	$4,950 - $5,100	$4,950 - $5,100
Unallocated corporate expense, net:
FAS/CAS pension adjustment	~ (925)	~ (925)
Other, net	~ (325)	~ (325)
Operating profit	3,700 - 3,850	3,700 - 3,850

Diluted earnings per share from continuing operations 2	$6.95 - $7.25	$6.70 - $7.00
Cash from operations 2	> $4,100	> $4,000
1 All amounts approximate 2 Increases in earnings per share and cash from operations resulted due to a favorable April 2011 resolution of certain tax matters with the IRS.

Cash Deployment Strategy

The Corporation deployed cash in the first quarter 2011 by:
•	repurchasing 3.5 million shares at a cost of $281 million;
•	paying cash dividends totaling $266 million; and
•	making capital investments of $95 million.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Solutions (IS&GS); and Space Systems.

Operating profit for the business segments includes equity earnings (losses) from their investments, because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

($ millions)	1st Quarter
	2011	2010
Net sales
Aeronautics	$3,182	$2,940
Electronic Systems	3,459	3,250
Information Systems & Global Solutions	2,149	2,234
Space Systems	1,843	1,913
Total net sales	$10,633	$10,337

Operating profit
Aeronautics	$331	$331
Electronic Systems	417	379
Information Systems & Global Solutions	194	197
Space Systems	217	207
Segment operating profit	1,159	1,114
Unallocated corporate expense, net	(307)	(176)
Total operating profit	$852	$938

In the discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in operating profit based on the estimate of profit at completion for a particular contract.

Changes in performance refer to increases or decreases in the estimated profit booking rates on the Corporation’s contracts accounted for using the POC method of accounting and usually relate to revisions in the total estimated costs at completion that reflect improved or deteriorated conditions on a particular contract. Such changes in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.

Aeronautics

($ millions)	1st Quarter
	2011	2010
Net sales	$3,182	$2,940
Operating profit	$331	$331
Operating margin	10.4%	11.3%

Net sales for Aeronautics increased by $242 million or 8 percent for the first quarter of 2011 from the comparable 2010 period. The increase primarily was due to higher C-130 volume of approximately $235 million, due to an increase in deliveries (six C-130J deliveries in the first quarter of 2011 compared to three in the first quarter of 2010) and support activities, as well as an increase in volume on the F-35 low-rate initial production (LRIP) work of about $220 million. This increase partially was offset by lower volume of approximately $180 million on the F-22 program, as production continues to wind down with final deliveries expected to be completed in 2012, and lower volume on the F-35 System Development and Demonstration contract of about $85 million as the Corporation continues to transition from development to LRIP work.

Operating profit was unchanged for the first quarter of 2011 from the comparable 2010 period. The operating margin decrease reflects the changing life cycles of Aeronautics’ significant programs. Specifically, Aeronautics is performing development and more LRIP work on the F-35 program and is performing less work on the F-22 production program. Development and LRIP contracts typically yield lower profits than mature production programs. Accordingly, while net sales increased in 2011 relative to 2010, operating profit was unchanged and consequently operating margins declined.

Electronic Systems

($ millions)	1st Quarter
	2011	2010
Net sales	$3,459	$3,250
Operating profit	$417	$379
Operating margin	12.1%	11.7%

Net sales for Electronic Systems increased by $209 million or 6 percent for the first quarter of 2011 from the comparable 2010 period. The increase primarily was attributable to higher volume on various radar system programs of about $130 million, air defense programs, such as Patriot Advanced Capability-3 (PAC-3), of approximately $90 million, and volume on logistics activities, such as Special Operations Forces Contractor Logistics Support Services program, of about $90 million. These increases partially were offset by lower volume on ship and aviation systems programs, such as the Persistent Threat Detection System, of about $85 million.

Operating profit for Electronic Systems increased by $38 million or 10 percent for the first quarter of 2011 from the comparable 2010 period. The increase primarily was attributable to higher operating profit of about $25 million due to higher volume on air defense programs, such as PAC-3, and about $25 million on fire control systems programs, such as Arrowhead, due to the achievement of production milestones.

Information Systems & Global Solutions

($ millions)	1st Quarter
	2011	2010
Net sales	$2,149	$2,234
Operating profit	$194	$197
Operating margin	9.0%	8.8%

Net sales for IS&GS decreased by $85 million or 4 percent for the first quarter of 2011 from the comparable 2010 period. The volume decrease primarily was attributable to lower volume of about $110 million on the Decennial Response Integration System (DRIS 2010) program that supported the 2010 United States census.

Operating profit for IS&GS essentially was unchanged from the comparable 2010 period. A decrease in operating profit from the absence of DRIS 2010 in 2011 partially was offset by a higher contribution of operating profit from numerous smaller programs.

Space Systems

($ millions)	1st Quarter
	2011	2010
Net sales	$1,843	$1,913
Operating profit	$217	$207
Operating margin	11.8%	10.8%

Net sales for Space Systems decreased by $70 million or 4 percent for the first quarter of 2011 from the comparable 2010 period. The decrease principally was due to lower volume on the Orion program of about $100 million, and the External Tank program of approximately $35 million as the space shuttle program winds down. Partially offsetting this was an increase of about $80 million due to higher volume in government satellite activities.

Operating profit for Space Systems increased by $10 million or 5 percent for the first quarter of 2011 from the comparable 2010 period. Increased operating profit of about $35 million on government satellites primarily due to achievement of program milestones and volume partially was offset by lower operating profit due to volume on the Orion program and the completion of certain missile defense contracts in 2010. Total equity earnings recognized by Space Systems from ULA and USA represented about $50 million or 23 percent of the segment’s operating profit in the first quarter of 2011, compared to about $55 million or 26 percent in the first quarter of 2010. Operating margin primarily increased due to the impact of lower sales volume and an increase in operating income, as described above.

Unallocated Corporate Expense, Net

($ millions)	1st Quarter
	2011	2010
FAS/CAS pension adjustment	$(231)	$(110)
Other, net	(76)	(66)
Unallocated corporate expense, net	$(307)	$(176)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate expense, net”. See the Corporation’s 2010 Form 10-K for a description of “Unallocated corporate expense, net” including the FAS/CAS pension adjustment.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 30.3 percent for the first quarter of 2011 and 41.0 percent for the comparable 2010 period. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and dividends related to certain of the Corporation’s defined contribution plans with an employee stock ownership plan feature. The effective rates for the comparable periods were also impacted by the following items:

•
In the first quarter of 2010, health care legislation eliminated the tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013. As a result, the Corporation recorded additional income tax expense of $96 million in the first quarter of 2010.

•
In the fourth quarter of 2010, tax legislation retroactively extended the research and development (R&D) tax credit for two years, from Jan. 1, 2010 to Dec. 31, 2011. The Corporation recognized R&D tax credits as a reduction of income tax expense in the first quarter of 2011 but not in the first quarter of 2010 as the credit was not reinstated until later in 2010.

In April 2011, the Corporation was notified that the U.S. Congressional Joint Committee on Taxation completed its review of the IRS Appeals Division’s resolution of certain adjustments related to tax years 2003-2008.  As a result, the Corporation expects to record a reduction of its income tax expense of approximately $90 million in the second quarter of 2011.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 126,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2010 sales from continuing operations were $45.8 billion.

 ###

NEWS MEDIA CONTACT:	Rob Fuller, 301/897-6195
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. E.T. on April 26, 2011.  A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions.  Forward-looking statements in this release include estimates of future sales, earnings and cash flow.  These statements are not guarantees of future performance and are subject to risks and uncertainties.  Actual results could differ materially due to factors such as:
•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to performance, cost growth, or other factors;
•
changes in government and customer priorities and requirements (including the potential deferral of awards, terminations or reduction of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, continuing resolutions, and cost-cutting initiatives);

•
additional costs or schedule revisions to the F-35 program that may result from the detailed re-planning of the restructured program that is ongoing following completion of the technical baseline review;

•	actual returns (or losses) on pension plan assets, movements in interest and discount rates and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share;
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;

•
the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations or challenges to the allowability of costs incurred under government cost accounting standards or export policies;

•	the future impact of acquisitions or divestitures, joint ventures or teaming arrangements;
•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release.  For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2010 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release.  The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods.  All information in this release is as of April 25, 2011.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations.  The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
Unaudited
(In millions, except per share data and percentages)
	THREE MONTHS ENDED
	March 27, 2011 (a) (b)	March 28, 2010 (a) (b)

Net sales	$10,633	$10,337
Cost of sales	9,831	9,441
Gross profit	802	896
Other income, net	50	42
Operating profit	852	938
Interest expense	85	87
Other non-operating income, net	19	28
Earnings from continuing operations before income taxes	786	879
Income tax expense	238	360
Earnings from continuing operations	548	519
Earnings (loss) from discontinued operations (c)	(18)	14
Net earnings	$530	$533
Effective tax rate	30.3%	41.0%
Earnings per common share
Basic
Continuing operations	$1.57	$1.40
Discontinued operations	(0.05)	0.03
Total	$1.52	$1.43
Diluted
Continuing operations	$1.55	$1.38
Discontinued operations	(0.05)	0.03
Total	$1.50	$1.41
Average number of shares outstanding
Basic	348.5	373.5
Diluted	352.6	377.7

Common shares reported in stockholders' equity at quarter end:	344.9	368.5

(a)
It is the Corporation's practice to close its books and records on the Sunday prior to the end of the calendar quarter. The interim financial statements and tables of financial information included herein are labeled based on that convention.

(b)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

(c)
Discontinued operations include the operating results of Pacific Architects and Engineers, Inc. (PAE) for all periods presented, and those of Enterprise Integration Group (EIG) in 2010. The Corporation closed on its sale of PAE in the second quarter on April 4, 2011 and that of EIG on Nov. 22, 2010.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
(In millions, except percentages)
	THREE MONTHS ENDED (a)
	March 27, 2011	March 28, 2010	% Change
Net sales
Aeronautics	$3,182	$2,940	8%
Electronic Systems	3,459	3,250	6
Information Systems & Global Solutions	2,149	2,234	(4)
Space Systems	1,843	1,913	(4)
Total net sales	$10,633	$10,337	3%

Operating profit
Aeronautics	$331	$331	—%
Electronic Systems	417	379	10
Information Systems & Global Solutions	194	197	(2)
Space Systems	217	207	5
Segment operating profit	1,159	1,114	4
Unallocated corporate expense, net	(307)	(176)
Total operating profit	$852	$938	(9)%

Margins
Aeronautics	10.4%	11.3%
Electronic Systems	12.1	11.7
Information Systems & Global Solutions	9.0	8.8
Space Systems	11.8	10.8
Total operating segments	10.9	10.8
Total consolidated	8.0%	9.1%

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions, except per share data)
	THREE MONTHS ENDED
	March 27, 2011	March 28, 2010
Other unallocated Corporate income (expense), net:
FAS/CAS pension adjustment
FAS pension expense	$(455)	$(357)
Less: CAS expense	(224)	(247)
FAS/CAS pension adjustment - income (expense)	(231)	(110)

Stock compensation expense	(39)	(41)
Other, net	(37)	(25)
Unallocated corporate expense, net	$(307)	$(176)

	THREE MONTHS ENDED MARCH 28, 2010 1
	Operating profit	Net earnings	Earnings per share
Unusual Item - 2010
Elimination of Medicare Part D deferred tax assets	$—	$(96)	$(0.25)

1  There were no unusual items reported in first quarter of 2011.

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
(In millions)
	THREE MONTHS ENDED
	March 27, 2011	March 28, 2010
Depreciation and amortization of plant and equipment

Aeronautics	$53	$47
Electronic Systems	54	54
Information Systems & Global Solutions	11	14
Space Systems	45	43
Segments	163	158
Unallocated corporate expense, net	12	14
Total depreciation and amortization of plant and equipment	$175	$172

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
Unaudited
(In millions)
	MARCH 27,	DECEMBER 31,
	2011	2010 (a)
Assets
Current assets
Cash and cash equivalents	$3,357	$2,261
Short-term investments	504	516
Receivables	6,583	5,692
Inventories	2,277	2,363
Deferred income taxes	1,156	1,147
Assets of discontinued operation held for sale	377	396
Other current assets	489	518
Total current assets	14,743	12,893

Property, plant and equipment, net	4,461	4,554
Goodwill	9,609	9,605
Deferred income taxes	3,412	3,485
Other assets	4,452	4,576
Total assets	$36,677	$35,113

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,374	$1,627
Customer advances and amounts in excess of costs incurred	5,844	5,890
Salaries, benefits and payroll taxes	1,808	1,870
Liabilities of discontinued operation held for sale	211	204
Other current liabilities	2,193	1,810
Total current liabilities	12,430	11,401

Long-term debt, net	5,023	5,019
Accrued pension liabilities	10,826	10,607
Other postretirement benefit liabilities	1,227	1,213
Other liabilities	3,380	3,376
Total liabilities	32,886	31,616

Stockholders' equity
Common stock, $1 par value per share	345	346
Additional paid-in capital	—	—
Retained earnings	12,274	12,161
Accumulated other comprehensive loss	(8,828)	(9,010)
Total stockholders' equity	3,791	3,497
Total liabilities and stockholders' equity	$36,677	$35,113

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
(In millions)
	THREE MONTHS ENDED
	March 27, 2011	March 28, 2010
Operating Activities
Net earnings	$530	$533
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of plant and equipment	175	172
Amortization of purchased intangibles	20	27
Stock-based compensation	39	41
Deferred income taxes	(12)	121
Changes in assets and liabilities:
Receivables	(900)	(609)
Inventories	93	(302)
Accounts payable	745	217
Customer advances and amounts in excess of costs incurred	(42)	321
Postretirement benefit plans	473	377
Income taxes	486	568
Other, net	77	183
Net cash provided by operating activities	1,684	1,649

Investing Activities
Expenditures for property, plant and equipment	(95)	(92)
Proceeds from short-term investment transactions	10	107
Other, net	22	(23)
Net cash used for investing activities	(63)	(8)

Financing Activities
Repurchases of common stock	(314)	(516)
Common stock dividends	(266)	(238)
Issuances of common stock	43	24
Net cash used for financing activities	(537)	(730)
Effect of exchange rate changes on cash and cash equivalents	12	(14)
Net increase in cash and cash equivalents	1,096	897
Cash and cash equivalents at beginning of period	2,261	2,391
Cash and cash equivalents at end of period	$3,357	$3,288

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
(In millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2010	$346	$—	$12,372	$(9,010)	$3,708
Cumulative effect of a change in accounting principle (a)	—	—	(211)	—	(211)
Balance at December 31, 2010, as adjusted	346	—	12,161	(9,010)	3,497
Net earnings	—	—	530	—	530
Repurchases of common stock (b)	(4)	(126)	(151)	—	(281)
Common stock dividends declared (c)	—	—	(266)	—	(266)
Stock-based awards and ESOP activity	3	126	—	—	129
Other comprehensive income, net of tax (d)	—	—	—	182	182
Balance at March 27, 2011	$345	$—	$12,274	$(8,828)	$3,791

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

(b)
The Corporation repurchased 3.5 million shares for $281 million during the first quarter. In Oct. 2010, the Corporation's Board of Directors approved a new share repurchase program for the repurchase of its common stock, up to an authorized amount of $3.0 billion. As of Mar. 27, 2011, the Corporation had repurchased a total of 14.7 million shares under the new program for $1,057 million, and there remained $1,943 million authorized for additional share repurchases.

(c)	Includes dividends ($0.75 per share) declared and paid in the first quarter.
(d)	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans of $165 million.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	March 27,	December 31,
	2011	2010
Backlog
(In millions)
Aeronautics	$31,300	$27,500
Electronic Systems	22,600	23,400
Information Systems & Global Solutions	9,100	9,700
Space Systems	17,000	17,800
Total	$80,000	$78,400

	THREE MONTHS ENDED
Aircraft Deliveries	March 27, 2011	March 28, 2010
F-16	5	6
F-22	2	4
C-130J	6	3

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
As Reported and Adjusted to Reflect the Change in Revenue Recognition Methedology (a)
Unaudited
(In millions, except per share data and percentages)

	Year Ended December 31, 2010			Year Ended December 31, 2009			Year Ended December 31, 2008
	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)
Net sales	$45,803	$(46)	$45,757	$43,995	$(35)	$43,960	$41,372	$(28)	$41,344
Cost of sales	41,967	38	42,005	39,803	29	39,832	36,798	31	36,829
Gross profit	3,836	(84)	3,752	4,192	(64)	4,128	4,574	(59)	4,515
Other income, net	261	—	261	223	(3)	220	475	—	475
Operating profit	4,097	(84)	4,013	4,415	(67)	4,348	5,049	(59)	4,990
Interest expense	345	—	345	308	—	308	332	—	332
Other non-operating income (expense), net	74	—	74	123	—	123	(91)	—	(91)
Earnings from continuing operations before income taxes	3,826	(84)	3,742	4,230	(67)	4,163	4,626	(59)	4,567
Income tax expense	1,181	(30)	1,151	1,231	(23)	1,208	1,459	(21)	1,438
Earnings from continuing operations	2,645	(54)	2,591	2,999	(44)	2,955	3,167	(38)	3,129
Earnings (loss) from discontinued operations	281	6	287	25	(7)	18	50	6	56
Net earnings	$2,926	$(48)	$2,878	$3,024	$(51)	$2,973	$3,217	$(32)	$3,185
Effective tax rate	30.9%		30.8%	29.1%		29.0%	31.5%		31.5%
Earnings per common share
Basic
Continuing operations	$7.26	$(0.15)	$7.11	$7.79	$(0.11)	$7.68	$7.92	$(0.09)	$7.83
Discontinued operations	0.77	0.02	0.79	0.07	(0.02)	0.05	0.13	0.01	0.14
Total	$8.03	$(0.13)	$7.90	$7.86	$(0.13)	$7.73	$8.05	$(0.08)	$7.97
Diluted
Continuing operations	$7.18	$(0.15)	$7.03	$7.71	$(0.11)	$7.60	$7.74	$(0.10)	$7.64
Discontinued operations	0.76	0.02	0.78	0.07	(0.03)	0.04	0.12	0.02	0.14
Total	$7.94	$(0.13)	$7.81	$7.78	$(0.14)	$7.64	$7.86	$(0.08)	$7.78

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
As Reported and Adjusted to Reflect the Change in Revenue Recognition Methedology (a)
Unaudited
(In millions, except per share data and percentages)

	Quarter Ended March 28, 2010			Quarter Ended June 27, 2010			Quarter Ended September 26, 2010			Quarter Ended December 31, 2010
	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)
Net sales	$10,339	$(2)	$10,337	$11,295	$(15)	$11,280	$11,375	$(9)	$11,366	$12,794	$(20)	$12,774
Cost of sales	9,424	17	9,441	10,249	(11)	10,238	10,577	7	10,584	11,717	25	11,742
Gross profit	915	(19)	896	1,046	(4)	1,042	798	(16)	782	1,077	(45)	1,032
Other income, net	44	(2)	42	75	(2)	73	91	(3)	88	51	7	58
Operating profit	959	(21)	938	1,121	(6)	1,115	889	(19)	870	1,128	(38)	1,090
Interest expense	87	—	87	86	—	86	85	—	85	87	—	87
Other non-operating income (expense), net	28	—	28	(19)	—	(19)	37	—	37	28	—	28
Earnings from continuing operations before income taxes	900	(21)	879	1,016	(6)	1,010	841	(19)	822	1,069	(38)	1,031
Income tax expense	367	(7)	360	298	(2)	296	276	(7)	269	240	(14)	226
Earnings from continuing operations	533	(14)	519	718	(4)	714	565	(12)	553	829	(24)	805
Earnings from discontinued operations	14	—	14	107	3	110	6	1	7	154	2	156
Net earnings	$547	$(14)	$533	$825	$(1)	$824	$571	$(11)	$560	$983	$(22)	$961
Effective tax rate	40.8%		41.0%	29.3%		29.3%	32.8%		32.7%	22.5%		21.9%
Earnings per common share
Basic
Continuing operations	$1.43	$(0.03)	$1.40	$1.95	$(0.01)	$1.94	$1.57	$(0.03)	$1.54	$2.33	$(0.07)	$2.26
Discontinued operations	0.03	—	0.03	0.30	—	0.30	0.02	—	0.02	0.43	0.01	0.44
Total	$1.46	$(0.03)	$1.43	$2.25	$(0.01)	$2.24	$1.59	$(0.03)	$1.56	$2.76	$(0.06)	$2.70
Diluted
Continuing operations	$1.42	$(0.04)	$1.38	$1.93	$(0.01)	$1.92	$1.55	$(0.03)	$1.52	$2.30	$(0.06)	$2.24
Discontinued operations	0.03	—	0.03	0.29	0.01	0.30	0.02	—	0.02	0.43	—	0.43
Total	$1.45	$(0.04)	$1.41	$2.22	$—	$2.22	$1.57	$(0.03)	$1.54	$2.73	$(0.06)	$2.67

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
As Reported and Adjusted to Reflect the Change in Revenue Recognition Methedology (a)
Unaudited
(In millions, except percentages)

	Year Ended December 31, 2010			Year Ended December 31, 2009			Year Ended December 31, 2008
	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)
Net sales:
Aeronautics	$13,235	$4	$13,239	$12,201	$2	$12,203	$11,473	$(4)	$11,469
Electronic Systems	14,363	(8)	14,355	13,532	(24)	13,508	12,803	(9)	12,794
Information Systems & Global Solutions	9,959	(38)	9,921	9,608	(9)	9,599	9,069	(12)	9,057
Space Systems	8,246	(4)	8,242	8,654	(4)	8,650	8,027	(3)	8,024
Total net sales	$45,803	$(46)	$45,757	$43,995	$(35)	$43,960	$41,372	$(28)	$41,344

Operating profit:
Aeronautics	$1,502	$4	$1,506	$1,577	$2	$1,579	$1,433	$(4)	$1,429
Electronic Systems	1,712	(8)	1,704	1,660	(43)	1,617	1,583	(9)	1,574
Information Systems & Global Solutions	890	(76)	814	895	(21)	874	919	(43)	876
Space Systems	972	(4)	968	972	(5)	967	953	(3)	950
Segment operating profit	5,076	(84)	4,992	5,104	(67)	5,037	4,888	(59)	4,829
Unallocated corporate income (expense), net	(979)	—	(979)	(689)	—	(689)	161	—	161
Total operating profit	$4,097	$(84)	$4,013	$4,415	$(67)	$4,348	$5,049	$(59)	$4,990

Margins:
Aeronautics	11.3%	0.1%	11.4%	12.9%	—%	12.9%	12.5%	—%	12.5%
Electronic Systems	11.9	—	11.9	12.3	(0.3)	12.0	12.4	(0.1)	12.3
Information Systems & Global Solutions	8.9	(0.7)	8.2	9.3	(0.2)	9.1	10.1	(0.4)	9.7
Space Systems	11.8	(0.1)	11.7	11.2	—	11.2	11.9	(0.1)	11.8

Total operating segments	11.1	(0.2)	10.9	11.6	(0.1)	11.5	11.8	(0.1)	11.7

Total consolidated	8.9%	(0.1)%	8.8%	10.0%	(0.1)%	9.9%	12.2%	(0.1)%	12.1%

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
As Reported and Adjusted to Reflect the Change in Revenue Recognition Methedology (a)
Unaudited
(In millions, except percentages)

	Quarter Ended March 28, 2010			Quarter Ended June 27, 2010			Quarter Ended September 26, 2010			Quarter Ended December 31, 2010
	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)	As Reported	Adjustment	Adjusted (a)
Net sales:
Aeronautics	$2,933	$7	$2,940	$3,146	$(3)	$3,143	$3,300	$(6)	$3,294	$3,856	$6	$3,862
Electronic Systems	3,276	(26)	3,250	3,528	6	3,534	3,583	(4)	3,579	3,976	16	3,992
Information Systems & Global Solutions	2,212	22	2,234	2,541	(19)	2,522	2,524	1	2,525	2,682	(42)	2,640
Space Systems	1,918	(5)	1,913	2,080	1	2,081	1,968	—	1,968	2,280	—	2,280
Total net sales	$10,339	$(2)	$10,337	$11,295	$(15)	$11,280	$11,375	$(9)	$11,366	$12,794	$(20)	$12,774

Operating profit:
Aeronautics	$324	$7	$331	$372	$(2)	$370	$396	$(7)	$389	$410	$6	$416
Electronic Systems	404	(25)	379	432	9	441	425	(4)	421	451	12	463
Information Systems & Global Solutions	194	3	197	224	(14)	210	217	(9)	208	255	(56)	199
Space Systems	213	(6)	207	245	1	246	235	1	236	279	—	279
Segment operating profit	1,135	(21)	1,114	1,273	(6)	1,267	1,273	(19)	1,254	1,395	(38)	1,357
Unallocated corporate expense, net	(176)	—	(176)	(152)	—	(152)	(384)	—	(384)	(267)	—	(267)
Total operating profit	$959	$(21)	$938	$1,121	$(6)	$1,115	$889	$(19)	$870	$1,128	$(38)	$1,090

Margins:
Aeronautics	11.0%	0.3%	11.3%	11.8%	—%	11.8%	12.0%	(0.2)%	11.8%	10.6%	0.2%	10.8%
Electronic Systems	12.3	(0.6)	11.7	12.2	0.3	12.5	11.9	(0.1)	11.8	11.3	0.3	11.6
Information Systems & Global Solutions	8.8	—	8.8	8.8	(0.5)	8.3	8.6	(0.4)	8.2	9.5	(2.0)	7.5
Space Systems	11.1	(0.3)	10.8	11.8	—	11.8	11.9	0.1	12.0	12.2	—	12.2

Total operating segments	11.0	(0.2)	10.8	11.3	(0.1)	11.2	11.2	(0.2)	11.0	10.9	(0.3)	10.6

Total consolidated	9.3%	(0.2)%	9.1%	9.9%	—%	9.9%	7.8%	(0.1)%	7.7%	8.8%	(0.3)%	8.5%

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods presented have been adjusted for this immaterial change.